Zentrum Energie Trust AG
Guido Hilekes
Hochwachstrasse 4
6312 Steinhausen

January 22, 2013

Octagon 88 Resources, Inc 318 N CARSON ST #208
Carson City
NV 89701

Dear Sirs:

RE: Acquisition of Mineral Rights

This letter sets out the agreement (“Agreement”) reached among Zentrum Energie Trust AG as vendor (“Zentrum”), and Octagon 88 Resources, Inc. (“Octagon”) as purchaser,  regarding the transfer and sale by the Vendors of all of their interest in the Mineral Rights known as the Trout Properties (both as hereinafter defined) to Octagon  by ZENTRUM  upon the terms and conditions set forth herein.

Acquisition

1.
The Vendors hereby agree to sell, assign and transfer to Octagon  their entire right, title and interest in the ZENTRUM  Assets  described in Schedule A on the terms and subject to the conditions set out in this Agreement (the “Sale Transaction”).

Definitions

2.	In this Agreement the following terms have the following meanings:

“ZENTRUM  Assets” means a 100% of the mineral rights held in the Trout Area more fully described in Schedule A;

“Royalty” means all right, title and interest granted to the grantee pursuant to the Royalty Agreement; and

“Royalty Agreement” means that royalty agreement made between Octagon ., as grantor, and Zentrum, as grantee, dated January 21, 2013; and

"Leases" means collectively the leases, reservations, permits, licenses or other documents of title set forth and described in Schedule "A" by virtue of which the holder thereof is entitled to drill for, win, own or remove Petroleum Substances within, upon or under all or any part of the Lands

"Miscellaneous Interests" means all of the right, title and interest of the Vendor in all property, assets and rights relating to the Petroleum and Natural Gas Rights, Geological interpretations or the Tangibles, other than the Petroleum and Natural Gas Rights, the Tangibles, geological data, geophysical data, trade and proprietary seismic and similar data and interpretations, evaluations, forecasts, analyses and similar items, including however, without limitation:
(i)all Title and Operating Documents relating directly to the Petroleum and Natural Gas Rights and the Tangibles and any rights in relation thereto;
(ii)all production, engineering and other information relating directly to the Petroleum and Natural Gas Rights, the Lands, and the Tangibles which is prepared for all the working interest owners, excluding any thereof which are subject to confidentiality restrictions;
(iii)all subsisting rights to enter upon, use and occupy the surface of any of the Lands, any lands with which the same have been pooled or unitized, and any lands upon which the Tangibles are located;
(iv)all subsisting rights to carry out operations on the Lands, any lands with which the same have been pooled or unitized and any lands upon which the Tangibles are located, including well and pipeline licenses and other permits and authorizations relating to the Petroleum and Natural Gas Rights or the Tangibles;
(v)all Wells, including well-bores and all casing therein; and
(vi)all rights of the Vendor as seller under the agreements as specifically described in Schedule "C" hereto for the sale of Petroleum Substances from the Lands or lands pooled or unitized therewith.

"Petroleum and Natural Gas Rights" means all of the Vendor's interest in the Lands and Leases, including without limitation the working interests, royalty interests and other interests of the Vendor set forth in Schedule "A" hereto, subject to the Permitted Encumbrances.

"Petroleum Substances" means petroleum, natural gas, natural gas liquids and all related hydrocarbons and all other substances, whether liquid, gaseous or solid and whether hydrocarbon or not (except coal but including sulphur) produced in association with such petroleum, natural gas, natural gas liquids or related hydrocarbons insofar as the rights to the same are granted by the Leases.

Consideration

3.
a. In consideration for the sale and transfer to Octagon  of the ZENTRUM Assets,
Octagon  will issue a Royalty Agreement in favour of Zentrum or it’s assignees  on terms and conditions acceptable to Zentrum.   Royalty Agreement included in Schedule B.

b. On or before December 31, 2013, unless otherwise mutually agreed to, the Purchaser shall have drilled a minimum of one (1) Exploration Well  to Contract Depth at locations to be provided by the Vendor and agreed to by the Purchaser on Section 9 89 R3W5 of the Zentrum  Lands.
c. should the Purchaser default on 3.b – all the lands will be returned to the Vendor and this agreement shall be terminated.

d. On or before June 30, 2014, unless otherwise mutually agreed to, the Purchaser shall perform a 3D seismic program on Sections 4,5, 6 89 R3W5 of the Zentrum lands. A copy and rights to the seismic data shall be provided to the Vendor within 60 days of the completion of the project.

e. should the purchaser default on 3.d in any form – the lands subject to this clause (3.d) will be returned in full to the Vendor.

f. On or before December 31, 2014, unless otherwise mutually agreed to, the Purchaser shall have drilled a minimum of one (1) Exploration Well to at a locations to be mutually determined based on the 3D seismic described in 3.d.

g. should the purchaser default on 3.f in any form, the lands subject to this clause (3.d) shall be returned in full to the Vendor.

Closing and Definitive Agreements

4.	The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

5.
Closing of the transactions contemplated herein (the “Closing”) will occur on or before January 31, 2013 or on such other date as the parties may agree (the “Closing Date”), to be held at the City of Calgary, Canada, at such place and time as the parties may agree.

6.
The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive agreements for the Sale Transaction upon execution of this Agreement if required. The definitive agreements will contain terms and representations customary for agreements governing the purchase and sale of a royalty in Canada, as prepared by commercial legal counsel of good reputation. In the event that any matter cannot be resolved or agreed, the terms of this Agreement will govern respecting that matter. If no definitive agreements are executed by the parties hereto, this Agreement will remain in full force and effect.

Due Diligence

7.
Zentrum and Octagon will each have the right to conduct due diligence on the other in connection with the transactions contemplated hereunder. Each of Zentrum and Octagon and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein.

Maintenance

8.(a)	Until the Closing Date, the Vendor shall, to the extent that the nature of its interest permits, and subject to the Title and Operating Documents and all other agreements applicable to the Assets:

(i)	maintain the Assets in a proper and prudent manner in accordance with generally accepted oil, gas and engineering practices;

(ii)	pay or cause to be paid all costs and expenses relating to the Assets which become due prior to the Closing Date; and

(iii)	perform and comply with all covenants and conditions contained in the Leases, the Title and Operating Documents and all other agreements relating to the Assets.

(b)	Notwithstanding sub clause (a), the Vendor shall not, following the execution of this agreement, without the written consent of the Purchaser, which consent will not be unreasonably withheld:

(ii)	surrender or abandon any of the Assets;

(iii)	materially amend or terminate any agreement or instrument relating to the Assets or enter into any new agreement or commitment relating to the Assets; or

(iv)	sell, encumber or otherwise dispose of any of the Assets or any interest therein except sales of the production of Petroleum Substances in the normal course of business.

Technical and Operating Information

9.
The Vendor shall, upon request and subject to contractual restrictions relating to disclosure, make available all technical data relating to the Assets (including drilling reports, well files and production records, but excluding data and information which are subject to confidentiality restrictions prohibiting their disclosure pursuant hereto and excluding geological and similar data and interpretations, evaluations, forecasts, analyses and similar items) as are in the possession of the Vendor for such inspection as the Purchaser reasonably requires in connection herewith. At Closing, the Vendor shall, subject to contractual restrictions relating to disclosure, deliver to the Purchaser such technical data

Access to Records

10.
Vendor may, at its sole expense, for a period of six (6) years after Closing obtain from Purchaser copies or photocopies of any Title and Operating Documents, correspondence, documents or reports which were delivered to Purchaser at Closing and which Vendor requires for audits, or claims by third parties.

Closing Conditions

11.	This Agreement and the Closing hereof is subject to the following:
	(a)	all representations and warranties contained herein and to be contained in the definitive agreements described in Sections 11 and 12 hereof shall be true and correct at the date of Closing.

Representations of Octagon

12.	Octagon represents and warrants to ZENTRUM that:

The Purchaser hereby represents, warrants and covenants to and with the Vendor that:

(a)
Standing:   At the Closing Date the Purchaser shall continue to be a valid and subsisting corporation under its jurisdiction of incorporation and shall, subsequent to the Closing Date, apply for  registration to do business under the laws of the jurisdiction in which the Assets are located;

(b)
Requisite Authority:  it has taken all action and has full power and authority to enter into this agreement and the Purchaser has taken all necessary action to consummate the transactions contemplated herein and to perform its obligations hereunder and under all other documents executed and delivered hereunder;

(c)
Execution and Enforceability of Documents:  this agreement and all documents executed and delivered by the Purchaser pursuant to this agreement shall be duly executed and delivered by it, and this agreement does, and such documents will, constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditor's rights generally and the discretionary nature of equitable remedies and defences;

(d)
No Conflicts:  to the best of the Purchaser's knowledge, the consummation of the transaction contemplated herein will not constitute or result in a material violation, breach or default by the Purchaser under any provision of any agreement or instrument to which the Purchaser is a party or by which it is bound or any judgment, law, decree, order or ruling applicable to it;

(e)
Finder's Fee:  it has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the transaction contemplated herein for which the Vendor shall have any obligation or liability;

(f)
Well Licences:  it meets all qualification requirements of all governmental agencies to purchase, to take a transfer of and to hold the Assets, including without limitation, it meets the requirements of the Alberta Energy and Utilities Board to have the licences for the Wells transferred to it;

(g)	Purchaser as Principal: it is acquiring the Assets in its capacity as a principal and is not purchasing the Assets for the purpose of resale or distribution to a third party; and

(h)	Investment Canada: it is not a "non-Canadian" for the purposes of the Investment Canada Act (Canada).

Representations of ZENTRUM

13.	The Vendor hereby represents, warrants and covenants, to and with the Purchaser that:

(a)
Standing:  it is and at the Closing Date shall continue to be a valid and subsisting corporation under the laws of the jurisdiction of incorporation and is authorized to carry out business in the jurisdiction in which it is incorporated;

(b)
Requisite Authority:  it has taken all action and has full power and authority to enter into this agreement, and the Vendor has taken all necessary action to consummate the transactions contemplated herein and to perform its obligations hereunder and under all other documents executed and delivered hereunder;

(c)
Execution and Enforceability of Documents:  this agreement and all documents executed and delivered by the Vendor pursuant hereto shall be duly executed and delivered by it, and all such documents do and will, constitute legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditor's rights generally and the discretionary nature of equitable remedies and defences;

(d)
No Conflicts:  to the best of the Vendor's knowledge, the consummation of the transaction contemplated herein will not constitute or result in a material violation, breach or default by the Vendor under any provision of any agreement or instrument to which the Vendor is a party or by which it is bound or any judgment, law, decree, order or ruling applicable to the Vendor, except requirements of Title and Operating Documents to provide rights of first refusal or to obtain consents of third parties to the sale of the Assets pursuant hereto;

(e)
No Knowledge of Default:  Vendor has no knowledge of, nor has it been informed of, any material default or notice of material default under any agreement, statute, rule, regulation, order, judgment, declaration or by-law relating to the Assets;

(f)
Good Standing Under Agreements:  to its knowledge, the Vendor is not in breach of any of the obligations under any agreements and instruments having application to the Assets to which it is a party or by which it is bound;

(g)
Title:  the Vendor does not warrant title to the Assets but the Vendor represents and warrants that it has done no act or thing whereby the Vendor's title to any Assets may be cancelled or terminated, and that except for Permitted Encumbrances and Title Defects permitted under clause 14(c)(i), waived or deemed to be waived, the Assets will at the Closing Date be free and clear of all liens, encumbrances and adverse claims created by, through or under it or of which it has knowledge;

(h)
Quiet Enjoyment:  subject to the Title and Operating Documents, the Permitted Encumbrances and the rents, covenants, conditions and stipulations in the Leases and on the lessee's or holder's part thereunder to be paid, performed and observed, the Purchaser may enter into and upon, hold and enjoy the Assets for the residue of their respective terms, and all renewals or extensions thereof for the Purchaser's own use and benefit without any lawful interruption of or by the Vendor or any other person whomsoever claiming by, through or under the Vendor;

(i)
Taxes:  all ad valorem, property, production, severance and similar taxes and assessments, based on or measured by the ownership of the Assets or the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom, payable by the Vendor to the date hereof and for all prior years have been paid and discharged;

(j)	Reduction of Interest: except as disclosed in Schedule "A" hereto, the Petroleum and Natural Gas Rights are not subject to reduction by reference to:

(i)	payout of or production penalty on any Well under existing agreements created by, through or under Vendor or of which it has knowledge; or

(ii)	a production penalty on any Well arising under any statute, rule, regulation, order or judgment.

(k)
Preferential Rights: to the best of the Vendor's knowledge, no person, firm or corporation has any Right of First Refusal, as that term is defined in clause 15 to acquire any interest in any Assets by virtue of or arising from this agreement and the sale and transfer of the Assets to the Purchaser pursuant hereto, except as disclosed on Schedule "A" or "B" hereto;

(l)
Product Sales Contracts:  to the best of the Vendor's knowledge, there are no product sales agreements under which the Vendor or any party acting on its behalf is obligated to sell or deliver to any party any Petroleum Substances allocable to the Petroleum and Natural Gas Rights except for agreements terminable by the seller without penalty on less than 60 days notice and the agreements disclosed in Schedule "C" hereto;

(m)
No Lawsuits or Claims:  to the best of the Vendor's knowledge, there are no claims, proceedings, actions or lawsuits in existence, contemplated or threatened against the Vendor with respect to the Assets that would have a material adverse effect on the aggregate value of the Assets except as disclosed in Schedule "D" hereto;

(n)
Outstanding AFE's:  other than as disclosed on Schedule "E" hereto, there are no authorizations for expenditures issued or approved by the Vendor with respect to the Assets under which amounts may become payable after the Effective Date under which the Vendor's share will be greater than $25,000.00 and there are no outstanding cash calls with respect to the Assets under which the Vendor's share will be greater than $25,000.00;

(o)
Oil and Gas Field Practice:  to the best of the Vendor's knowledge, where the Vendor was the operator at the relevant time, the Assets have been maintained and operated in a good and workmanlike manner and all the Wells have been, in all material respects, drilled, completed, shut-in, abandoned, suspended and operated in accordance with generally accepted oil and gas industry practices and, in all material respects, in compliance with all applicable statutes, rules and regulations;

(p)	Environmental: it is not aware of and at Closing has not received:

(i)
any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; and

(ii)
any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date;

(q)
Finder's Fee:  the Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transaction contemplated herein for which the Purchaser shall have any obligation or liability; and

(r)	Canadian Resident: the Vendor is non-resident in Canada for the purposes of the Income Tax Act (Canada).

The Vendor makes no representations or warranties except as expressly set forth in this clause and in particular, and without limiting the generality of the foregoing, the Vendor disclaims and shall not be liable for any representation or warranty which may have been made or alleged to be made in any instrument or document relative hereto, or in any statement or information made or communicated to Purchaser in any manner including, without limitation, any opinion, information, or advice which may have been provided to Purchaser by Vendor, its affiliates, or any officer, shareholder, director, employee, agent, consultant or representative of Vendor in connection with the Assets or in relation to this transaction.  For greater certainty, Vendor does not make any representation or warranty with respect to:

(i)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

(ii)	the value of the Assets or the future cash therefrom; and

(iii)	the quality, condition, fitness or merchantability of the Tangibles.

The Purchaser acknowledges and confirms that it has not relied on advice from the Vendor with respect to the matters specifically enumerated in the immediately preceding paragraph in connection with the purchase of the Assets pursuant hereto.

Covenants

14.	Octagon hereby covenants to ZENTRUM as follows:

(a)
Octagon  shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of Zentrum, enter into any transaction which would cause any of its representations or warranties or agreements contained in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of Octagon  herein;

(b)
ZENTRUM hereby covenants to Octagon  that ZENTRUM will transfer any of their interest in the Royalty Agreement, the Trust Agreement or the Royalty to any other party except in accordance with the terms of this Agreement.

Binding Agreement

15.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Confidentiality

16.
Prior to Closing, the Purchaser shall not release any information concerning this agreement and the transactions herein provided for without the prior written consent of the Vendor which will not be unreasonably withheld.  Nothing contained herein shall prevent either party at any time from furnishing information to any governmental agency or regulatory authority or to the public if required by applicable law provided that the parties shall advise each other in advance of any public statement which they propose to make regarding the said transactions.  Nothing herein contained shall prevent the Vendor from furnishing information relating to the said transaction or the identity of the Purchaser in connection with the procurement of the consent of Vendor's lenders.

General

17.
All Zentrum legal costs in connection with the preparation of this Agreement and the completion of the transactions contemplated herein shall be for the account of Zentrum, whether or not the transactions contemplated hereby are completed.  Octagon will pay their own legal costs of review of this Agreement and any definitive agreements prepared by Zentrum’s legal counsel.

This Agreement shall be governed and interpreted in accordance with the laws of the Province of Alberta.

This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

Zentrum Energie Trust AG		Octagon 88 Resources, Inc.

per

Zentrum Energie Trust AG		Octagon 88 Resources, Inc.

per

SCHEDULE “A”

This is Schedule “A” attached to and forming part of that certain Purchase and Sale  Agreement dated January 22, 2013

Between ZENTRUM ENERGIE TRUST AG, as Vendor

And OCTAGON 88 Resources, Inc., as Purchaser

Zentrum Trout Lands	Title Documents	Interest	Encumbrances

Section 9 -89 R3W5	Alberta Crown P&NG Expiry: August, 2016	ZENTRUM 100%	Crown S/S

Sections 3,4,5 89R3W5	Alberta Crown Oil Sands Development Lease No. 7408100382 Expiry: July, 2017	ZENTRUM 100%	Crown S/S

SCHEDULE “B”

Gross Override Royalty Agreement

ROYALTY AGREEMENT

THIS AGREEMENT MADE AS OF THE 22 DAY OF January, 2013.

BETWEEN:

OCTAGON 88 RESOURCES, INC. a body corporate, with offices at

Zeglistrasse 30, Englberg, Switzerland 6390

(hereinafter called “Grantor”)
OF THE FIRST PART

- and -

Zentrum Energie Trust AG, a body corporate, with offices in the city of

Steinhausen,   Switzerland

(hereinafter called jointly the “Royalty Owner(s)”)

OF THE SECOND PART

WHEREAS, the Royalty Owner  has generated a geological prospect and provided certain geological services to Grantor with respect to the lands described in Schedule “A” attached hereto; and

WHEREAS, the Royalty Owner has financed and acquired the lands described in Schedule “A” attached hereto; and

WHEREAS, the Royalty Owner has agreed to transfer title to the lands described in Schedule “A” attached hereto; and

WHEREAS, Grantor has agreed to grant to Royalty Owners out of Grantor’s Working Interest in the Lands, and Royalty Owner wishes to reserve out of the Lands, the Overriding Royalty as more particularly set forth herein.

NOW THEREFORE, THIS OVERRIDING ROYALTY AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants and agreements herein contained, for the sum of ($10.00) and subject to the terms and conditions hereinafter set forth, the parties hereto agrees as follows:

1.	DEFINITIONS AND INTERPRETATIONS

In this Agreement, in addition to terms defined parenthetically herein and unless the context otherwise requires:

a.
“Affiliate” means, with respect to the relationship between corporations, that one of them is controlled by the other or both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed controlled by those persons, corporations or bodies politic who own or effectively control sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors;

b.
“Current Market Value” means the price received from any source whatsoever for the sale by Grantor of its share of Petroleum Substances produced, saved and marketed from or, pursuant to a scheme of pooling or unitization, allocated to the Lands, which price shall not be less than that which Grantor would have received at the wellhead if acting as a reasonably prudent vendor having regard to the current market prices, availability of market and economic conditions of the petroleum industry;

c.
“Documents of Title” means the documents of title as defined and set forth in Schedule “A” to the extent that such documents relate to the Lands, and all extensions, renewals, variations or further documents of title issued pursuant thereto;

d.	“Grantor’s Working Interest” means Grantor’s Working Interest in the Lands as set forth in Schedule “A”;

e.
“Lands” means those lands defined in Schedule “A” which have been made subject to this Agreement and the Overriding Royalty, and shall include the Petroleum Substances within, upon or under those lands;

f.	“Overriding Royalty” means that interest reserved by and granted to Royalty Owner constituting an interest in land, which is more particularly described in Article 5;

g.	“Party” means, either in the singular or plural form, a party or parties to this Agreement, as the context provides;

h.
“Petroleum Substances” means petroleum of any nature – oil or natural gas or natural gas liquids produced incidental thereto, or any of them, an interest in, or the right to explore for which is granted or acquired pursuant to the Documents of Title;

i.
“Regulations” means all statutes, laws, rules, orders, regulations or directives in effect from time to time and made by any governmental authority having jurisdiction over the Lands and the operations to be conducted thereon;

j.
“Well” means (i) any well on or in the Lands from which production from such well is subject to the Overriding Royalty and (ii) any well from which production is or would be allocated to the Lands pursuant to a pooling, unit or other arrangement;

k.	“Working Interest” means the percentage of undivided working interest held by a party in the Lands, or the respective zones, portions, parcels or parts thereof.

All references in this Agreement to dollars are expressed in the currency of Canada.

Whenever the singular, masculine or neuter is used in this Agreement, the same shall be construed as being plural, feminine or body corporate and vice versa where the context so requires.
Any reference to “days” herein is a reference to calendar days and where the phrase “within” or “at least” is used with reference to a specific number of days, the day of receipt of the relevant notice or the day of the relevant event, as the case may be, shall be excluded in determining the relevant time period.  However, in the event the time for doing any act expires on a Saturday, Sunday or statutory holiday in either the Province of Alberta or Canada, the time for doing that act shall be extended to the next normal business day.

The headings of the articles of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

2.	CONFLICTS

In the event of a conflict between any provision in this Agreement and the Regulations or the Documents of Title, the Regulations or the Documents of Title, as the case may be, shall govern, except that the Working Interests shall prevail, if there is a difference between the Working Interests and the registered interests in the Documents of Title. If there is a conflict as provided above, this Agreement shall be deemed modified accordingly to the extent necessary to resolve such conflict, and, as so modified, shall continue in full force and effect.

3.	ROYALTY OWNER COMPRISES MORE THAN ONE PARTY

If, at any time while this Agreement is in effect, Royalty Owner comprises more than one Party:

a.	the rights and obligations of Royalty Owner shall be joint or several;

b.	all information and notices to be provided to Royalty Owner by Grantor shall be provided individually to each Party comprising Royalty Owner; and

c.	all elections provided to Royalty Owner shall be made jointly and thus party to the elections made by or for the Royalty Owner.

4.	GRANTOR COMPRISES MORE THAN ONE PARTY

If, at any time while this Agreement is in effect, Grantor comprises more than one Party:

the obligations and liabilities of Grantor to Royalty Owner shall be joint and several; and Royalty Owner shall be entitled to recognize solely CEC North Star Energy Ltd as the representative of Grantor with respect to all matters, operations or decisions, provided that Grantor may change such representative with the consent of Royalty Owner, which consent shall not be unreasonably withheld.

5.	RESERVATION OF ROYALTY

Grantor hereby grants to Royalty Owner, and Royalty Owner reserves to itself out of Grantor’s Working Interest in the Lands, an interest in respect of the Petroleum Substances within, upon, or under the Lands, to be quantified as follows:

a.
All Petroleum Substances, eight percent (8%) of the gross monthly production thereof produced or deemed to be produced from or allocated to each Well and marketed- the 8% shall be allocated to the Royalty Owners on the following basis:

Zentrum Energie Trust AG – 8%

b.
If any portion of the Lands is pooled, unitized or otherwise combined with other lands in accordance with Article 10, then the Overriding Royalty percentage above noted shall be multiplied by the percentage of Petroleum Substances allocated to the Lands as provided for in Article 10, Clause (c ).

6.	DEDUCTIONS

A Royalty Owner  may take possession of and separately dispose of its share of Petroleum Substances, the Overriding Royalty shall be quantified and shall be paid on the Current Market Value of the Petroleum Substances from each Well on the Lands without any deductions, except the following:

a.
with respect to Crude Oil, where sales are not made f.o.b. the tanks serving the Lands, after treatment for the separation, removal and disposal of basic sediment and water at the wellsite, any other associated costs actually incurred or fees reasonably determined for facility usage beyond the wellsite to make the product merchantable and deliverable to market, including, without limitation, costs of enrichment operations where blending operations are required to facilitate transportation or increase product value, and for transportation of the product to market connection may be deducted from the Current Market Value for the Overriding Royalty share of production, provided that the deduction of such costs shall not exceed those permitted by the applicable government or governmental agency which is the lessor or grantor under the Documents of Title in calculating its royalty with respect to the Lands, and, in no event, shall the deductions of such costs exceed Fifty Percent (50%) of the Current Market Value of the Overriding Royalty share;

b.
with respect to Natural Gas including Propane and Butane (C2,C3,C4) and Condensate (C5+), after treatment for the separation, removal and disposal of basic sediment and water and the extraction of Condensate and dehydration of Natural Gas at the wellsite, any other associated costs actually incurred or fees reasonably determined for facility usage beyond the wellsite to make the product merchantable and deliverable to market, including, without limitation, costs of gathering, compressing, dehydrating, treating, processing and enrichment operations where blending operations are required to increase heating value, and for transportation of the product to market connection may be deducted from the Current Market Value for the Overriding Royalty share of production, provided that the deduction of such costs shall not exceed those permitted by the applicable government or governmental agency which is the lessor or grantor under the Documents of Title in calculating its royalty with respect to the Lands, Should the deductions of such costs exceed Fifty Percent (50%) of the Current Market Value of the Overriding Royalty share, revised terms shall be negotiated in the Joint Operating Agreement.

c.
If any Petroleum Substances are sold at less than Current Market Value in any transaction (including those transactions which are not at arm's length or any transaction involving any arrangement from which Grantor obtain a collateral advantage in consideration of the reduced price) or are not sold but used by Grantor off the Lands, the gross proceeds of the sale of such Petroleum Substances shall, for the purposes of calculating the Overriding Royalty, be deemed to be the value Grantor would have received had it been selling such Petroleum Substances under normal conditions at the prevalent price for similar Petroleum Substances being produced and sold on the spot market by other sellers in the same area.

d.
Each Party shall be liable for all taxes and other charges levied or assessed against its interest in the Petroleum Substances produced or producible from the Lands; provided that Grantor, where Royalty Owner has not taken its share of Petroleum Substances in kind, may make such payments on behalf of Royalty Owner for its respective share thereof and may deduct such amount from any monies payable by Grantor to Royalty Owner hereunder, which shall not in any way relieve Royalty Owner from its obligation to reimburse Grantor for its share of such costs if Grantor does not deduct such amounts from the monies payable by Grantor to Royalty Owner pursuant hereto.

e.	In all cases the terms and conditions Joint Operating Agreement shall be the overriding agreement regarding deductions and payment of the royalties to the Royalty Owner.

7.	CONDUCT OF OPERATIONS

Grantor shall be entitled to use a proportionate share of Royalty Owner’s share of Petroleum Substances as may be reasonably necessary for its drilling and production operations with respect to the Lands, excluding Petroleum Substances used for tertiary recovery operations. Grantor shall not be liable to Royalty Owner for Petroleum Substances which are unavoidably lost. Petroleum Substances so used or lost shall be excluded when quantifying the Overriding Royalty. Grantor shall have the right to commingle Petroleum Substances produced from the Lands with Petroleum Substances produced from other lands, provided reasonable methods are used to determine the proper measurement of production of Petroleum Substances from the Lands.
In the event any Well is completed in two or more zones producing Crude Oil and the production therefrom is segregated and accounted for separately in accordance with the Regulations, the Overriding Royalty shall be quantified separately for each zone producing Crude Oil rather than upon the total production from such Well.
If Crude Oil is produced from more than one formation in a single Well, Grantor shall be obligated to test the Well at least once each quarter during the term of this Agreement in order to determine the rate of production of Crude Oil from each such formation and to advise Royalty Owner in writing of the results of such test.

8.	GRANTOR NOT OBLIGATED TO DEVELOP

a. Nothing contained in this Agreement shall be a deemed or implied covenant by Grantor to develop the Lands.

b. Grantor shall carry on (or cause to be carried on) all operations on the Lands diligently and in a good and workmanlike manner consistent with good oilfield practice.

c. Grantor, acting as a prudent operator, shall, subject to capacity in facilities and marketing conditions, make every reasonable effort, within its legal authority, to produce the Petroleum Substances from each existing well rateably with similar substances being produced from other lands within the same field.

9.	MAINTENANCE OF DOCUMENTS OF TITLE

Grantor shall comply with all the covenants and conditions contained in the Documents of Title insofar as they relate to the Lands and shall do all things necessary to maintain the Documents of Title in full force and effect during the term of this Agreement including, without limitation, timely payment of all rentals, all renewal and extension fees, all taxes, all payments in lieu of actual production and royalties due or becoming due in respect of the Lands and the Documents of Title.

10.	POOLING OR UNITIZATION

a. Grantor shall have the authority to pool the Petroleum Substances in a zone underlying all or a portion of the Lands to the extent required to form a spacing unit in such zone, but only if such pooling allocates to that portion of the Lands included in the spacing unit that proportion of the total production of Petroleum Substances from the spacing unit which the surface area of that portion of the Lands placed in the spacing unit bears to the total surface area of the spacing unit. Grantor shall thereafter give written notice to Royalty Owner describing the extent to which the Lands are being pooled and describing the spacing unit with respect to which they are so pooled.

b. If Grantor wishes to pool, unitize or otherwise combine any portion of the Lands with any other lands other than as provided in Clause 10 hereof, Grantor shall promptly send notice to Royalty Owner of such intention, together with the technical justification for such pooling, unitization or combination and the proposed terms thereof, provided that Grantor shall not be required to provide interpretative data to Royalty Owner. Unless otherwise required by the Regulations to form a spacing unit, Grantor shall not enter into that pooling, unitization or combination without obtaining the prior written consent of Royalty Owner, which consent shall not be unreasonably withheld.

c.  If all or any portion of the Lands is pooled, unitized or combined (which combination allocates Petroleum Substances to the Lands) with any other lands pursuant to Article 10, Clause (a ), the Overriding Royalty shall be quantified on that percentage of Petroleum Substances allocated to such Lands pursuant to that pooling, unitization or combination.

11.	MONTHLY STATEMENTS

By the last day of each month, beginning with the first month following the month in which production of Petroleum Substances from the Lands is obtained after the date hereof, Grantor shall submit to Royalty Owner a statement showing the quantity and kind of Petroleum Substances produced, deemed to be produced or allocated to, saved and sold or used from the Lands in the immediately preceding calendar month, together with a quantification of Royalty Owner’s share of Petroleum Substances for such immediately preceding calendar month. When Royalty Owner does not take and separately dispose of its share of Petroleum Substances, the said statement shall also include the sale price for such Petroleum Substances and the gross proceeds received therefrom, accompanied by a cheque payable to Royalty Owner for its share of such proceeds.

12.	BOOKS AND RECORDS

a. Grantor shall keep true and current books, records, vouchers and accounts showing the quantity of Petroleum Substances produced from or allocated to the Lands and the sales and disposition made thereof from time to time. The books, records, vouchers and accounts maintained by Grantor shall be open to inspection at all reasonable times during business hours by any officer, agent or employee appointed or authorized by Royalty Owner, on fifteen (15) days’ written notice of Royalty Owner’s intention to examine the same.

b. Royalty Owner, upon notice to Grantor, shall have the right to audit Grantor’s accounts and records for any given calendar year, insofar as they relate to any matter or item relating to this Agreement bearing on the Overriding Royalty, within the twenty-four (24) month period following the end of that calendar year. Any payment made or statement rendered by Grantor hereunder which is not disputed by Royalty Owner on or before the last day of the twenty-sixth (26th) month following the end of that calendar year shall be deemed to be correct.

13.	INTEREST IN LAND AND SECURITY

a. The Overriding Royalty shall be secured by a lien, first charge and security interest (the “Lien”) on the Working Interest of Grantor in the Lands and in the Petroleum Substances within, upon or under the Lands or produced from, deemed to be produced from or allocated to the Lands, and the Wells and equipment thereon.

b. Both the Overriding Royalty and the Lien shall be interests in land and shall run with the Lands. The Lien shall arise forthwith upon the execution of this Agreement.

14.	DEFAULT AND DISPUTE RESOLUTION

a. The Parties will attempt to resolve any dispute arising under this Agreement through consultation and negotiation in good faith.  If those attempts fail, the applicable Parties will then attempt to resolve that dispute through mediation, with costs of mediation being shared equally by those Parties.  However, any Party to that dispute may terminate the mediation at any time upon reasonable notice to the other Parties.  If a dispute arises under a provision of this Agreement that makes specific reference to this Clause, a Party must refer that dispute to arbitration for resolution pursuant to the provisions of the Arbitration Act of the Province of Alberta, as amended, after the terminated mediation.  Otherwise, a Party may, if it so chooses, resort to judicial proceedings to resolve the dispute after the terminated mediation.

b. Notwithstanding the provisions of Article 14, Clause (a ) hereof, if Grantor fails at any time and from time to time to account to Royalty Owner for the Overriding Royalty, Royalty Owner may, thirty (30) days following receipt or deemed receipt by Grantor of notice from Royalty Owner specifying such default, and without limiting Royalty Owner’s other rights at law or in equity:

c. treat the default as an immediate and automatic assignment to Royalty Owner of the proceeds of the sale of Grantor’s share of Petroleum Substances produced from, deemed to be produced from or allocated to the Lands and require the purchaser of Grantor’s share of Petroleum Substances to make payment therefor to Royalty Owner while the default continues; and

d. take possession of all or any part of the interest of Grantor in the Lands or in all or any part of the production of Petroleum Substances produced from, deemed to be produced from or allocated to the Lands or the equipment thereon; and Royalty Owner may sell and dispose of any such interest, production or equipment of which it has so taken possession either in whole or in part, in separate parcels at public auction or by private tender, at such times and on whatever terms it shall arrange, having first given notice to Grantor of the time and place of the sale. The proceeds of the sale shall be first applied by Royalty Owner in payment of the Overriding Royalty which is owing to Royalty Owner, and any balance remaining shall be paid to Grantor after deducting reasonable costs of the sale including, without limitation, losses incurred in making the Petroleum Substances marketable and any transportation costs. Any sale made as aforesaid shall be a perpetual bar both at law and in equity against Grantor and its assigns and against all other persons claiming the Lands or any part or parcel thereof sold as aforesaid by, from, through or under Grantor or its assigns.

e. Service of a copy of this Agreement upon a purchaser of Petroleum Substances, together with written notice from Royalty Owner, shall constitute a written, irrevocable direction by Grantor to any purchaser of Petroleum Substances to pay to Royalty Owner the proceeds from any sale or sales of Petroleum Substances up to the amount owed to Royalty Owner by Grantor, and such purchaser is authorized to rely upon the statement of Royalty Owner as to the amount owed by Grantor to Royalty Owner.

15.	CONFIDENTIAL INFORMATION

a. All data and information of any nature acquired by the Parties from any operation conducted pursuant to this Agreement or supplied by one Party to the other pursuant hereto, shall be for the sole and exclusive use and benefit of the Parties hereto unless the Parties agree to the dissemination of such information or unless a Party hereto is required to give such information to any governmental department, body, agency or commission, or unless such information:

is lawfully in the public domain at the time of its receipt by such party; can be shown to have been in the possession of the party in question prior to receipt of such  information by such Party pursuant to the provisions of this Agreement;

b. after receipt of such information by such Party pursuant to the provisions of this Agreement, becomes a part of the public domain through no act of such Party (but only after such data or information becomes part of the public domain); or

c. subsequent to receipt of such information by such Party pursuant to the provisions of this Agreement, is lawfully obtained by such Party from a third party without restriction on disclosure (but only after such information is so received) provided such third party is under no obligation of confidentiality with respect to such data or information under the provisions of this Agreement;

d. The provisions of this Article 15 shall not apply to disclosures to Affiliates provided that such Affiliates agree to be bound by the terms of this Clause.

e. In the event a Party assigns, forfeits or surrenders an interest in the Lands such Party shall nevertheless, unless all the Parties expressly otherwise agree, continue to be bound by such obligation of confidentiality.

f. The obligation of confidentiality imposed by this Article shall survive the termination of this Agreement for the benefit of the Parties.

16.	LIABILITY AND INDEMNITY

Grantor shall:

a)	be liable to Royalty Owner for all losses, costs, damages and expenses whatsoever (whether contractual or tortious) which Royalty Owner may suffer, sustain, pay or incur; and

b)
in addition, indemnify and hold harmless Royalty Owner and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by Royalty Owner, its directors, officers, agents and employees or which they may sustain, pay or incur;

c)
insofar as they are either a direct result of or directly attributable to any act or omission (whether negligent or otherwise) of Grantor with respect to operations or activities conducted by it or on behalf of it with respect to the Lands, provided that an act or omission of Grantor shall be deemed not to be negligent or wilful misconduct insofar as that act or omission was done or was omitted to be done in accordance with the instructions of or the concurrence of Royalty Owner.

17.	ASSIGNMENT

A Party may convey, transfer or assign all or any part of its rights, benefits or obligations under this Agreement in accordance with the provisions of the 1993 CAPL Assignment Procedure, which is incorporated and made part of this Agreement by this reference.
No disposition by a Party shall be binding upon the other Parties, and no acquiring party shall become entitled to any rights or benefits and no assigning party shall be released or discharged from its obligations or liabilities hereunder, until such assignment comes into force and effect on the Binding Date, as defined and provided for in the 1993 CAPLA Assignment Procedure.

18.	NOTICES

The addresses for service of the Parties hereto shall be as set forth in the Purchase and Sale Agreement
Any Party may from time to time, change its said address for service by giving written notice to the other.
Any Party may be served by delivering, faxing, or by mailing same, postage prepaid, in a properly addressed envelope addressed to the Party to whom the notice is to be given at such Party's stated address for service. Any notice served by mail shall be deemed to be given to and received by the addressee on the fourth normal business day after the mailing thereof. However, if postal service is interrupted or operating with unusual or imminent delay, notice shall not be served by such means during such interruption or period of delay.

19.	TERM OF AGREEMENT

This Royalty Agreement shall come into effect as of the date first above written and shall continue thereafter so long as the Lands are subject to the Overriding Royalty in accordance with the terms and conditions hereof:

Final settlement has been made between the Parties hereto in liquidating any and all accounts by payment of any and all monies due and owing to the end that each of the Parties hereto shall have been afforded all of the rights and benefits and shall have borne all of the duties and obligations to which each of the Parties hereto is subject and entitled; or

For so long as any interest in the Lands and the Licences is beneficially held or retained by Grantor, its successors, assignees, receivers, trustees or agents for any third party acquiring or earning an interest in the Lands by through or under the Grantor;

Whichever is longer.

20.	GENERAL - SUPERSEDES PRIOR AGREEMENTS

The Parties hereto shall from time to time, and at all times, do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out terms of this Agreement.

No waiver by any Party of any breach of any of the covenants, conditions and provisions in this Agreement contained, whether negative or positive in form, shall take effect or be binding upon it, unless the same be expressed in writing, and any waiver so expressed shall not limit or affect its rights with respect to any other or future breach.

The terms of this Agreement express and constitute the entire agreement between the Parties and no implied covenant or liability of any kind on the part of the Parties is created or shall arise by reason of these presents or anything contained in this Agreement.  This Agreement supercedes all prior agreements between the Parties in respect to the Overriding Royalty to the extent only same pertains to the Lands.

This Agreement shall enure to the benefit of, and be binding on, the Parties hereto and their respective successors and permitted assigns and upon the heirs, executors, administrators and assigns of natural persons who are or become parties hereto.

21.	FURTHER ASSURANCES

Each of the Parties hereto shall, from time to time and at all times, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

This shall include negotiating a Joint Operating Agreement which shall lead to development of the lands.  Agreement and approval shall not be unreasonably withheld.

22.	ALBERTA LAW TO GOVERN

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Parties hereby irrevocably attorn to the jurisdiction of the Courts of the Province of Alberta for the determination of all matters arising hereunder.

In the event the laws of the Province of Alberta apply to any claim that may arise under this Agreement (including the Schedules), then pursuant to Section 7 of the Limitations Act (Alberta), the Parties expressly provide that the limitation period for such claims, as between the Parties, shall be two (2) years from the day the act giving rise to the claim was discovered by the Party making a claim, but in any event shall not be more than four (4) years from the day the act giving rise to the claim occurred.

23.	TIME OF THE ESSENCE

Time is of the essence in this Agreement. This Agreement may be executed in counterpart and when each Party has executed a counterpart, all counterparts taken together shall constitute one agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement.

Zentrum Energie Trust AG	Octagon 88 Resources, Inc.
Per:	Per:

Per: